Exhibit 21.1
LIST OF SIGNIFICANT SUBSIDIARIES

NAME OF SUBSIDIARY	JURISDICTION OF INCORPORATION OR ORGANIZATION

IntercontinentalExchange Holdings Limited	United Kingdom
ICE Futures	United Kingdom